Exhibit 2.1

AGREEMENT RELATING TO A FRIENDLY TAKE-OVER BID

TO BE BROUGHT FOR ICOS VISION SYSTEMS CORPORATION

Dated: February 20, 2008

Between:

KLA-Tencor Corporation, a Delaware corporation, with its principal executive offices at 1 Technology Drive, Milpitas, California, 95035 USA (“K-T”),

and

ICOS Vision Systems Corporation NV, incorporated under Belgian law, with registered office at Esperantolaan 8, B-3001 Heverlee, Belgium, registration number BE 0438.068.826 (“ICOS”)

Whereas:

•	ICOS is a publicly traded company, the shares of which are listed on Euronext.

•	K-T intends to launch a take-over bid for all ICOS securities and has agreed to the terms thereof with ICOS.

•	The ICOS Board considers an offer at the terms reflected in this agreement as friendly.

It has been agreed as follows:

1.	K-T (or a wholly-owned subsidiary approved by the Belgian Commission for Banking, Finance and Insurance – the “CBFA”) commits to ICOS as follows:

a.	To launch a friendly voluntary take over bid for all ICOS outstanding securities at the following terms:

i.	Offer price for all outstanding shares: €36.50 per ICOS share, paid in cash;

ii.	Offer price for all ICOS warrants/options not yet exercised or exercisable at announcement of offer: a fair price in € that is at least equal to the difference between the aforementioned offer price for shares and the value of such warrants/options on the date of filing of the take-over bid notice to the CBFA;

b.	For the 2007 Options that are not yet exercisable at time of offer, to re-open for each of such options, after the completion of the take-over bid, the bid (at the aforementioned per-share offer price) during the first exercise period following 1 January 2011 (subject, as the case may be, to an accelerated exercise of those Options for those who would wish to exercise their Options during the acceptance period of the take-over bid).

c.	To notify the take-over bid to the CBFA within one business day of the execution of this agreement.

d.	To launch an all cash offer that remains open for acceptance during at least four weeks, and to re-open the offer if necessary to cross the squeeze-out threshold that applies under Belgian law.

2.	The commitments set forth in Section 1 (and more in particular the obligation of K-T to proceed with and complete the take-over bid) are subject only to the conditions that (a) solely with respect to K-T’s obligation to launch the bid, the representations and warranties set forth below in this Section 2 shall be true and accurate in all respects as of the date of this Agreement, (b) K-T’s take-over bid is accepted by holders that together represent at least 85% of the number of outstanding ICOS shares at the time of the offer, (c) since the dividend declared by the ordinary general meeting of shareholder of 8 May 2007 having approved the 2006 annual accounts, and except for the implementation of ICOS’ employee profit sharing plan and stock repurchase plan, ICOS has not distributed or will not distribute, prior to completion of the Bid, any dividend to its shareholders, (d) any waiting period under any applicable federal, state or local law, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority regulating antitrust, competition or merger control matters in one or more jurisdictions that is required in connection with the Bid and the completion of the purchase of Securities contemplated hereby (including without limitation Germany, Taiwan, China and Japan) shall have expired or have been terminated and (e) no Material Adverse Change occurs, where “Material Adverse Change” means, with respect to ICOS, any change or effect that results, or is reasonably likely to result, in a loss (including loss of value) or liability of ICOS and its Subsidiaries, taken as a whole, equal to at least €30 million, provided, however, that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute a Material Adverse Effect on ICOS: (i) any change in the market price or trading volume of ICOS; (ii) any adverse effect resulting from or arising out of the announcement, pendency or anticipated consummation of the Bid; or (iii) any change arising out of conditions affecting ICOS’s economy or industry in general which does not affect ICOS in a materially disproportionate manner relative to other participants in the economy or such industry, respectively.

In furtherance of assuring no Material Adverse Change to the business/financial condition of ICOS, ICOS agrees that, except for matters contemplated by this Agreement or as otherwise consented to by K-T, from the date of this Agreement until the earlier of the termination or expiration of the offer, ICOS shall, and shall cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice and in material compliance with all applicable laws and use reasonable efforts to (i) preserve intact its present business organization and relationships with third parties, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees and (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it.

3.

In consideration of the K-T commitments listed herein, the ICOS Board confirms that it will issue a favourable opinion (in which the bid is qualified as friendly) on the bid as summarized herein and set forth fully in a prospectus that complies with Belgian law, provided that i) this commitment is subject to the filing by K-T with the CBFA of a final prospectus compliant with all applicable requirements and substantially similar to the attached prospectus and ii) notwithstanding this section 3, the ICOS Board shall not be required to issue a favourable opinion on the bid summarized herein in the event that the ICOS Board receives a non-solicited offer to purchase ICOS that is materially superior to the K-T offer.

4.	The members of the Board of ICOS who hold ICOS shares are also co-signing this agreement to confirm that they will tender in the bid summarized herein the ICOS shares held by them, provided that i) this commitment is subject to the filing by K-T with the CBFA of a final prospectus compliant with all applicable requirements and substantially similar to the attached prospectus and ii) notwithstanding this section 4, the ICOS Board members shall not be required to tender their ICOS shares in the bid summarized herein in the event that the ICOS Board receives a non-solicited offer to purchase ICOS that is materially superior to the K-T offer.

5.	K-T commits to implement the post-closing retention arrangements that are to be accepted by senior ICOS management as set forth in the attached prospectus, subject to review and revisions.

6.	K-T commits to implement the “ICOS integration plan” as described in the attached prospectus, subject to review and revisions.

7.	K-T commits to distribute a final prospectus that complies with all applicable legal requirements (approved by the CBFA).

8.	The Mutual Non-disclosure Agreement as concluded between K-T and ICOS on September 5, 2007 (the “NDA”) shall survive the conclusion of this agreement. K-T and ICOS understand and agree that this agreement will be disclosed by the CBFA (as to the terms of the offer) and (as to the terms hereof that are relevant for the public to assess the bid) in the prospectus that is to be submitted by K-T to the CBFA.

9.	While the tender offer is open, K-T and ICOS hereby grant each other, exclusivity as follows:

a.	ICOS shall not solicit any competing transactions involving a sale of the ICOS business or a substantial portion of its assets, and

b.	K-T shall not solicit or pursue any acquisition-related discussions with the following enterprises: Rudolph, Camtek, RVSI, and ASTI Holdings. In addition and until the completion or termination of the offer, K-T shall not solicit any employees of the ICOS group (or, in case of withdrawal or non-completion of the offer, the non-solicitation provisions set forth in Section 11 of the NDA shall remain in effect, in accordance with Section 8 of this agreement).

10.	K-T and ICOS agree to communicate about this agreement in accordance with the terms set out in the attached prospectus, subject to review and revisions.

By signing below, each party acknowledges receipt of an original copy hereof.

For and on behalf of KLA-Tencor Corporation		For and on behalf of ICOS Vision Systems Corporation NV

Name:	Richard P. Wallace	Name:	Anton De Proft
Function:	Chief Executive Officer	Function:	Chief Executive Officer
Signature:	/s/ RICHARD P. WALLACE	Signature:	/s/ ANTON DE PROFT

Name:	Jeffrey L. Hall	Name:	August Smeyers
Function:	Chief Financial Officer	Function:	Vice President, R&D
Signature:	/s/ JEFFREY L. HALL	Signature:	/s/ AUGUST SMEYERS

Co-signatures of ICOS Board members that hold shares:

Anton De Proft
/S/ ANTON DE PROFT

Jos Verjans
/S/ JOS VERJANS

Fred Chaffart
/S/ FRED CHAFFART

André Oosterlinck
/S/ ANDRÉ OOSTERLINCK

August Smeyers
/S/ AUGUST SMEYERS